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                     March 24, 2023

       Jacob Smith
       Chief Financial Officer
       Black Mountain Acquisition Corp.
       425 Houston Street, Suite 400
       Fort Worth, TX 76102

                                                        Re: Black Mountain
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 14,
2023
                                                            File No. 001-40907

       Dear Jacob Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andrew Schulte